Exhibit 99.1


JAKKS Pacific Reports Preliminary Fourth Quarter and Year-End Results
  for 2004; Record Revenue and Net Income Anticipated for the Fourth
   Quarter and Fiscal 2004; Company Provides Guidance of Continued
                        Growth in Fiscal 2005

    MALIBU, Calif.--(BUSINESS WIRE)--Feb. 22, 2005--JAKKS Pacific, Inc. (Nasdaq:JAKK), a leading multi-brand company that designs and markets a broad range of toys, writing instruments and other consumer products, today announced preliminary results for the fourth quarter and year-ended December 31, 2004.
    The Company's fourth quarter net sales increased 119% to $184.8 million, compared to $84.4 million in the same period last year. Consistent with the basis of its previous guidance, net income for the fourth quarter of 2004 is expected to be $20.2 million, or $0.75 per diluted share, which excludes the assumed conversion of its convertible notes payable and the non-cash charges relating to stock-based compensation and amortization from the Play Along(R) acquisition. Reported net income for the fourth quarter of 2004 is expected to be $11.1 million, or $0.37 per diluted share, including pre-tax non-cash stock-based compensation charges of $5.1 million and amortization charges of $8.6 million related to limited life intangible assets other than goodwill acquired in the Play Along acquisition, and after giving effect to the recent accounting pronouncement requiring the presentation of contingently convertible notes on an as-converted basis beginning in the fourth quarter of 2004 (which increased the shares outstanding by 4.9 million shares). The final allocation of the Play Along acquisition price among various assets, including intangible assets other than goodwill, is based on the valuation prepared by a third party consultant, and this valuation updates the estimated allocation presented in prior quarters. As a result of certain non-cash adjustments to 2003 and 2002 earnings to be made for the reasons discussed below under the caption "Non-cash Accounting Adjustments to Goodwill and Intangible Assets from Prior Acquisitions," comparisons to 2003 results are limited to net sales, and complete comparisons will be provided at a subsequent date. In addition, the estimates of net income for the fourth quarter of 2004 and the year do not include any adjustments that may result from such non-cash adjustments.
    The Company's net sales for the year ended December 31, 2004 increased 82% to $574.3 million from $315.8 million in 2003. Consistent with the basis of its previous guidance, net income for the year is expected to be $62.3 million, or $2.35 per diluted share, which excludes the assumed conversion of the convertible notes payable and pre-tax non-cash charges of stock-based compensation and amortization related to its Play Along acquisition. Reported net income for the year-ended December 31, 2004, including pre-tax charges of $13.6 million for non-cash stock-based compensation and the aforementioned convertible notes and amortization charges, is expected to be $45.9 million, or $1.57 per diluted share.
    As noted above, the foregoing results are preliminary due to non-cash adjustments to such results to be made for the reasons discussed below under the caption "Non-cash Accounting Adjustments to Goodwill and Intangible Assets from Prior Acquisitions."
    "We are pleased with our results for the fourth quarter and the full year 2004," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "We achieved record sales and anticipate record earnings, and increased our shelf space at the mass merchants and other retail outlets, in part, by strategically expanding our marketing and advertising efforts for our diverse portfolio of innovative licensed and non-licensed products. In addition, we completed the acquisition of Play Along in 2004, which further diversified our product offerings and immediately positioned JAKKS as one of the leaders in the plush toy and soft body doll category, with brands including the recently launched Cabbage Patch Kids(R) dolls, Care Bears(R) plush and preschool learning toys."
    Stephen Berman, President and Chief Operating Officer, stated, "In 2004, we increased our investment in product innovation and advertising, and expanded our product offerings. Our Plug-It-In & Play TV Games(TM) brand has been a huge hit, and our product line established a new category for our industry, which we continue to expand with new innovations and new licensed content. For 2005 we have more than 20 new exciting titles for our TV Games brand, plus our continuing titles from 2004. Additionally, we launched new technology, such as wireless TV Games(TM) units and our GAMEKEY(TM) expansion packs. We expect to see further growth both domestically and internationally in this area."
    Mr. Berman continued, "TV Games and our acquisition of Play Along led the way for our domestic increases in 2004. We look forward to continued success from our Care Bears plush and preschool lines, and the expanded release of Cabbage Patch Kids dolls, both of which will have new key line extensions for 2005. We are also excited that we have already secured prime placement at retailers for our new Sky Dancers(R) small action doll line.
    "We are building upon our recent successes by further expanding our product offerings and reinventing existing product lines. We continue to expand and make innovations in our Go Fly A Kite(R) and Funnoodle(R) branded lines, resulting in new product offerings and new distribution for this category. Also in the seasonal category, we have reintroduced our line of Storm(TM) water guns. Similarly, we're working to realize the potential of our Flying Colors(R) and Pentech(R) lines with new internally developed products in both the Stationery and Writing Instrument businesses, as well as new licenses, including Care Bears(R), My Little Pony(R) and Marvel(R) superheroes, a new Nickelodeon(R) compound called Splish Splat(TM), new activity play patterns for our existing licenses, such as Nickelodeon properties and Hello Kitty(R), and new non-licensed products based on current trends, such as our line of activities based on sewing. In addition, we believe many of our existing lines, such as our Vivid Velvet(R) activity products, will continue to experience solid sell-through in 2005. Lastly, we have developed internally Fly Wheels(TM), which we think is a wonderful line of innovative products under our Road Champs(R) brand, and which has been well placed at our top accounts and many others."
    Mr. Berman concluded, "We believe our product lines are properly positioned for continued growth in 2005 and beyond, and our financial position remains very strong with excellent cash flow from operations in 2004 of approximately $131 million. As of December 31, 2004, our working capital was approximately $225.4 million, including cash and equivalents and marketable securities of $195.6 million. We are well positioned to grow our business by actively pursuing accretive and complementary acquisitions and executing on internal growth initiatives, including creating new products and securing new licenses, to provide continued growth for JAKKS Pacific."
    The Company anticipates growth in net sales of 15% for 2005 to approximately $660 million, with net income of approximately $70 million, or $2.28 per diluted share. This guidance gives effect to the assumed conversion of our convertible notes, and includes non-cash charges of $4.7 million for stock-based compensation (including the expensing of stock options pursuant to Statement of Financial Accounting Standards (SFAS) 123 (R), which will be effective for the Company beginning in the third quarter of 2005) and $5.5 million for amortization related to the Play Along acquisition.

    NON-CASH ACCOUNTING ADJUSTMENTS TO GOODWILL AND INTANGIBLE ASSETS FROM PRIOR ACQUISITIONS

    On February 17, 2004, the Office of the Chief Accountant of the Securities and Exchange Commission (the "Commission"), as part of its review of a registration statement filed by the Company to register shares of its common stock issued in connection with its acquisition of Play Along, instructed the Company to restate the financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (which includes the Company's financial statements for 2003 and 2002), to account for the acquisition of Toymax, Trendmasters and P&M Products in accordance with paragraph 39 of SFAS 141. Specifically, the Commission stated that a portion of the purchase price for each of these transactions should be allocated to acquired product rights, and possibly other intangible assets other than goodwill.
    The restatement requested by the Commission would have the effect of reclassifying certain assets acquired as part of these acquisitions, previously treated as additions to the Company's goodwill, as intangible assets other than goodwill, and as to those intangible assets with limited lives, causing a non-cash adjustment for amortization or impairment of those intangible assets other than goodwill.
    As a result of the review conducted by management of the Company in considering the Commission's comments and the requirements of SFAS 141, on February 21, 2004, the Audit Committee of the Board of Directors of the Company (the "Audit Committee") determined that the Company should review its previously issued audited consolidated financial statements for fiscal 2003 and 2002 filed on Form 10-K for the year ended December 31, 2003 (which includes the Company's financial statements for 2003 and 2002), and the Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004, and restate its 2003 and 2002 audited consolidated financial statements through the filing of a Form 10-K/A and file its Annual Report on Form 10K for the fiscal year ended December 31, 2004, all as consistent with SFAS 141 and the Commission's comments, in consultation with PKF, the Company's independent auditors.
    The restatement would reduce the Company's net income for the 2003 and 2002 periods, but would not affect the Company's revenue. Based on its preliminary review of the effects of the reclassification of portions of goodwill to intangible assets other than goodwill with respect to the acquisitions concluded in 2003 and 2002, the Company anticipates that any impact on the 2004 results described in this release is not likely to be material, but such estimate is preliminary and the amount, if any, of such adjustment will be finally determined upon the conclusion of the review described above of the 2002 and 2003 financials.
    As a result of the Company's restatement of its consolidated financial statements as discussed above, the financial statements included in the Company's 2003 and 2002 Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2004 should no longer be relied upon. The Company intends to file a Form 10-K/A with restated consolidated financial statements with respect to such years as soon as practical, but will not file amendments to its Quarterly Reports on Forms 10-Q for the 2004 periods in view of its intention to file its Form 10-K/A for the year ended December 31, 2004 simultaneous with its filing of the previously-mentioned Form 10-K/A.
    Anyone interested will be able to listen to the teleconference, scheduled to begin at 9 a.m. EST (6 a.m. PST) on February 22nd, via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com or www.StreetEvents.com. These websites will also host an archive of the teleconference for 30 days.
    A telephonic playback will be available from 10 a.m. EST on February 22nd through 12 a.m. EST on March 8th. Calling 800-642-1687 or 706-645-9291 for international callers, password "3685959," can access the playback.

    About JAKKS Pacific, Inc.:

    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics and Dolls. The products are sold under various brand names including JAKKS Pacific(R), Play Along(R), Flying Colors(R), Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R), Color Workshop(R) and TV Games(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(R) video games. For further information, visit www.jakkspacific.com or www.jakkstvgames.com.

    This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.


                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets



                                                   December  December
                                                      31,       31,
                                                     2004      2003
                                                   --------  --------
                                                     (In thousands)

                                ASSETS

Current assets:
Cash and cash equivalents                          $176,544  $118,182
Marketable Securities                                19,047    19,345
Accounts receivable, net                            102,266    86,119
Inventory, net                                       49,999    44,400
Prepaid expenses and other current assets            22,971    16,762
                                                   --------  --------
Total current assets                                370,827   284,808
                                                   --------  --------

Property and equipment                               38,213    43,473
Less accumulated depreciation and amortization       27,273    31,751
                                                   --------  --------
Property and equipment, net                          10,940    11,722
                                                   --------  --------

Goodwill, net                                       274,556   206,952
Trademarks & other assets, net                       39,806    24,785
Investment in joint venture                           9,816     9,097
                                                   --------  --------
Total assets                                       $705,945  $537,364
                                                   ========  ========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses              $132,800   $50,168
Current portion of long term debt                         -        19
Income taxes payable                                 12,582     2,021
                                                   --------  --------
Total current liabilities                           145,382    52,208
                                                   --------  --------

Long term debt, net of current portion               98,000    98,042
Deferred income taxes                                 1,469     1,164
                                                   --------  --------
                                                     99,469    99,206
                                                   --------  --------
Total liabilities                                   244,851   151,414

Stockholders' equity:
Common stock, $.001 par value                            26        25
Additional paid-in capital                          275,902   246,002
Retained earnings                                   186,913   141,055
Deferred compensation from restricted stock
 grants                                                   -      (783)
Accumulated other comprehensive income (loss)        (1,747)     (349)
                                                   --------  --------
                                                    461,094   385,950
                                                   --------  --------
Total liabilities and stockholders' equity         $705,945  $537,364
                                                   ========  ========



                 JAKKS Pacific, Inc. and Subsidiaries
              Fourth Quarter Earnings Announcement, 2004
            Condensed Statements of Operations (Unaudited)


                                Three Months Ended Twelve Months Ended
                                   December 31,        December 31,

                                  2004     2003      2004      2003
                                 -------  -------   -------   -------
                                   (In thousands, except per share
                                     data)

Net sales                       $184,802  $84,418  $574,266  $315,776
Less cost of sales
Cost of goods                     92,835   42,349   286,954   160,518
Royalty expense                   18,478    5,578    56,491    22,529
Amortization of tools and molds    1,030    1,431     4,813     6,095
                                 -------  -------   -------   -------
Cost of sales                    112,343   49,358   348,258   189,142
                                 -------  -------   -------   -------
Gross profit                      72,459   35,060   226,008   126,634
Direct selling expenses           22,153   14,496    61,731    42,396
Selling, general and
 administrative expenses          29,966   25,382    96,132    61,291
Acquisition shut-down and
 recall costs                          -        -         -     2,000
Depreciation and amortization      9,505      466    11,542     2,084
                                 -------  -------   -------   -------
Income from operations            10,835   (5,284)   56,603    18,863
Other (income) expense:
Profit from Joint Venture         (6,590)  (6,048)   (7,865)   (7,351)
Interest, net                        544      611     2,498     1,405
                                 -------  -------   -------   -------

Income before provision for
 income taxes                     16,881      153    61,970    24,809
Provision for income taxes         5,742   (1,713)   16,112     4,205
                                 -------  -------   -------   -------
Net income                       $11,139   $1,866   $45,858   $20,604
                                 =======  =======   =======   =======
Earnings per share -- diluted      $0.37    $0.08     $1.57     $0.83
Shares used in earnings per
 share -- diluted                 31,856   24,642    31,406    27,437


    CONTACT: JAKKS Pacific, Inc.
             Genna Goldberg, 310-455-6235
             or
             Integrated Corporate Relations
             John Mills, 310-395-2215